News Release

For Immediate Release	For Further Information, Contact:
October 1, 2007	George Lancaster, Hines 713/966-7676 George_lancaster@hines.com

HINES REIT ACQUIRES OFFICE/FLEX PORTFOLIO AROUND MINNEAPOLIS

(MINNEAPOLIS) – The Minneapolis office of Hines, the international real estate firm, announced today that Hines REIT has acquired an office/flex portfolio comprised of nine buildings located predominantly in the southwest suburban submarket of Minneapolis from a joint venture of First Industrial REIT and CalSTERs. The buildings total 766,240 square feet, and are in located in infill locations in Eden Prairie, Bloomington, Hopkins, St. Paul, and Golden Valley. The seller was represented by CB Richard Ellis, and Hines represented Hines REIT. Hines is the sponsor of Hines REIT, and is responsible for the management and leasing of its assets.

The acquisition was comprised of the following:

University Crossing in St.Paul. The single-story medical office/flex building contains 83,470 square feet and was completed in 1990.

Golden Hills Business Park in Golden Valley. The three-building (two office and one flex), single-story campus contains 258,118 square feet and was completed in 1996-1999.

Westside Business Park in Hopkins. The single-story office/flex building contains 114,800 square feet and was completed in 1987.

Edenvale Executive Center in Eden Prairie. The two single-story office/flex buildings contain 112,332 square feet and were completed in 1987.

Valley Gate in Eden Prairie. The single-story office/flex building contains 53,079 square feet and was completed in 1986.

Hampshire Technology Center in Bloomington. A single-story office building containing 144,441 square feet and was completed in 1998.

The portfolio of buildings is 86 percent leased to tenants including: Preferred One, Cyber Optics, General Dynamics, Prime Therapeutics, Eschelon Telecom and the State of Minnesota.

“This is a strategic new market for Hines REIT, and this product type adds diversity to our portfolio,” said Charles Hazen, president of Hines REIT. “In addition, we think it is an outstanding investment due to its tenancy and well-established locations.”

“Hines has had a presence in Minneapolis for more than 25 years, and this is an exciting opportunity for the firm to expand its longstanding presence in the area,” said Vice President John McDermott. “The portfolio’s strategic infill locations in areas with strong occupancy and rent growth made the acquisition even more attractive,” he added.

Hines REIT is a Houston-based public real estate investment trust sponsored by Hines. Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States. Including this acquisition, Hines REIT currently owns interests in 39 properties, two of which are located outside of the United States. For additional information about Hines REIT, please see www.hinesreit.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for over 50 years. With offices in 68 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $19.9 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.

Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations, projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks associated with property acquisitions, changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, dependence on Hines and other risks described in the “Risk Factors” sections of Hines REIT’s Registration Statement on Form S-11, its Annual Report on Form 10-K, and its other filings with the Securities and Exchange Commission.